                                   LASERSCOPE
                               3052 Orchard Drive
                     San Jose, California, U.S.A. 95134-2011


                                 April 23, 1996

Heraeus Med GmbH
Heraeusstrasse 12-14
D-63450 Hanau
Germany

Attention:        Thomas H. Ihlenfeldt
                  Geschaftsfuhrer

         Acquisition of Heraeus Laser Business

Dear Mr. Ihlenfeldt:

         This letter shall constitute our agreement for the acquisition by Laserscope of all of the shares of Heraeus Surgical, Inc. ("HSI"), a wholly owned subsidiary of Heraeus Med GmbH ("HME"), and certain of the assets and liabilities of HME's laser distribution business ("LDB"), as well as for the grant to Laserscope of certain other product distribution rights of HME, and for the licensing and sublicensing of certain rights by HSI and Laserscope to HME. This agreement shall include all of the Exhibits and Schedules hereto, which are hereby incorporated herein by this reference.

         1. Background of Agreement: Laserscope, a publicly traded California corporation, is a leading manufacturer and seller of multi-specialty hospital and physician office-based laser surgical systems and accessories. HME, a German corporation and an affiliate of privately-held Heraeus Holding GmbH ("Heraeus Holding"), is a leading manufacturer and seller of a variety of medical instrumentation and surgical products, including laser systems and integrated operating room equipment. HME desires to sell to Laserscope all of the issued and outstanding shares of HSI and certain of the LDB assets and liabilities in exchange for cash and shares of common stock of Laserscope, to grant to Laserscope certain other product distribution rights of HME, and to license and sublicense certain technology from HSI and Laserscope, all on the terms and conditions set forth below.

         2.       Transfer of Laser Business:

                  (a)      HSI Shares:

                           (i) At the Closing (as defined in Section 7 below)
HME will sell and transfer to Laserscope, and Laserscope will purchase, all of the outstanding shares of capital stock of HSI (the "HSI Shares"). The HSI Shares will be unregistered and the certificates representing such shares will bear a legend restricting their further sale or transfer except in accordance with applicable United States and state securities laws. Laserscope represents that it is acquiring such shares for investment and not with a view towards their resale or distribution to the public.

                           (ii) All of the material assets and liabilities of
HSI, not otherwise reflected in the financial statements of HSI, are reflected in the HME Disclosure Schedule in Exhibit 4(b) attached hereto (the "HME Disclosure Schedule").

                           (iii) Laserscope will have the right to reject any
contract between HSI and HME or any entity controlled by Heraeus Holding (with the exception of the trade accounts payable described in Section 3(c), and the distribution, sublicense and license arrangements described in Sections 2(c) and
(d), below) by giving written notice of such rejection to HME prior to or at the Closing. The HME Disclosure Schedule contains an identified list of all such contracts.

                  (b)      LDB Assets and Liabilities:

                           (i) At the Closing, HME will sell, and Laserscope
will purchase, certain assets of HME related to the LDB specifically described in the attached Schedule 2(b)(i) (the "LDB Assets"), including the machinery, office equipment, inventory and other tangible assets related to LDB (excluding LDB's trade accounts receivable).

                           (ii) At the Closing Laserscope will assume certain
liabilities of HME related to the LDB specifically described in the attached
Schedule 2(b)(ii) (the "LDB Liabilities"), from and after that date, including:

                                    (A) All employees of the LDB, all of which
are listed in Schedule 2(b)(ii) along with the terms of their current employment contracts, and all accruals related to such employees, including all direct costs incurred by HME in terminating the employment with HME of any such employees who elect not to accept employment with Laserscope; each party being fully aware of the existence and meaning of Article 613 a BGB (German Civil
Code), according to which all employees of HME engaged in the LDB will be transferred to Laserscope with all their current rights arising from their employment contracts with HME and under German law;

                                    (B) Certain contracts of HME related to the
LDB listed in Schedule 2(b)(ii);

                                    (C) All outstanding purchase orders by the
LDB, other than to HSI (such purchase orders in excess of $100,000 being individually identified in Exhibit 4(b)); and

                                    (D) All property taxes, lease payments,
prepaid license and registration fees with respect to the LDB Assets, pro rated as of the Closing Date;


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                                    (E) Insurance premiums related to the LDB
Assets, prorated as of the Closing Date; and

                                    (F) All trade accounts payable related to
the LDB incurred in the ordinary course, consistent with past practice, not exceeding $500,000 (apart from payables to HSI) in the aggregate.

                           (iii) Laserscope may assign any of its rights or
obligations under this Section 2(b) to its German affiliate, NWL Laser Technologie GmbH, provided that Laserscope shall continue to be liable for all of its obligations hereunder.

                  (c) Surgical Lamp Distribution Right: At the Closing, HME will grant to Laserscope the exclusive right to purchase and resell in the United States operating room surgical lamps on the terms and conditions set forth in the attached Exhibit 2(c).

                  (d) CVAC Sublicense and Mounting Device Technology License: At the Closing, HSI will grant to HME pursuant to the terms in this Section 2(d) and in Section 5(a) below: (i) the right to obtain from Laserscope, at any time within four years of the Closing Date, a sublicense (the "CVAC Sublicense") to all of HSI's rights under the Agreement for Acquisition of Patent and Technical Rights dated October 22, 1995, between HSI and CVAC, Inc. (the "Patent Agreement"), including the right to manufacture and sell central smoke evacuation equipment ("CVAC"); and (ii) a license to all of HSI's technology relating to mounting devices (the "Mounting Device License"). The CVAC Sublicense and the Mounting Device License shall each be nonexclusive, shall include all improvements made by HSI or Laserscope during the respective terms thereof, and shall be on a worldwide basis, excluding the United States. The CVAC Sublicense shall be consistent with the terms of the Patent Agreement. After the Closing, Laserscope will perform, or cause to be performed, all of HSI's obligations under the Patent Agreement; provided that HME shall pay all royalties due under the Patent Agreement resulting from its activities under the CVAC Sublicense. The duration of HME's sublicense rights shall expire upon expiration of the license and ownership rights of HSI under the Patent Agreement. The Mounting Device License shall have a term of ten years from the Closing Date. HME shall pay all royalties due to its activities under such license, including any royalties owing to third parties under any license agreement covering the mounting device technology.

                  (e) Heraeus Name: At the Closing, HME will grant to Laserscope and HSI the right, for a period of one year from the Closing Date, to use the Heraeus name on Laserscope and HSI products and in related promotional literature and advertising in a manner consistent with the prior use of such name by HME and HSI. Laserscope and HSI agree not to assert any rights of ownership in such name, or any intellectual property right or registration in respect thereof. Laserscope shall indemnify and hold HME and its affiliated persons harmless from and against all claims, damages, losses, costs, charges and expenses (including attorney's fees) incurred by any of them as a result of the use of such name by Laserscope or HSI, other than from a claim based on the name Heraeus infringing the rights of the claimant. At the end of such one year period, Laserscope and HSI shall discontinue all use of the Heraeus name, and HSI shall change its corporate name to delete any reference to "Heraeus".

                                      -3-
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         3.       Payments to HME:

                  (a) Cash: At the Closing, Laserscope will pay to HME U.S.$2,000,000, less any adjustment pursuant to Section 3(f) below.

                  (b) Laserscope Common Stock: At the Closing, Laserscope will issue to HME 4,609,345 shares of its Common Stock (the "Laserscope Shares"), of which 500,000 Laserscope Shares will be placed in escrow pursuant to Section 4(c)(iv) below. The Laserscope Shares will be unregistered and the certificates representing the Laserscope Shares will bear a legend restricting their further sale or transfer except in accordance with applicable U.S. and state securities laws. HME represents that it is acquiring the Laserscope Shares for investment and not with a view towards their resale or distribution to the public.

                  (c) HSI Indebtedness: All promissory notes and other indebtedness owed by HSI to HME and its affiliates will be contributed to HSI's capital effective as of the Closing, except trade accounts payable in an amount not to exceed $2,500,000 resulting from product deliveries (subject to increase with the prior written consent of Laserscope), and trade accounts payable in an amount not to exceed $10,000 resulting from the provision of services, by HME to HSI.

                  (d) Legal and Advisor Fees: Laserscope will pay all of its own legal, accounting and advisor expenses in connection with the transactions covered by this agreement. HME will pay all of its own legal, accounting and advisor expenses in connection with the transactions covered by this agreement, including all expenses of HSI; provided, that if the transactions contemplated by this Agreement are consummated, Laserscope will reimburse HME for up to $200,000 of reasonable out-of-pocket legal, accounting and advisor expenses related to this agreement (excluding the costs of HME employees and any HSI expenses incurred in connection with this agreement) or directly assume such expenses upon receipt from HME of supporting documentation for such expenses.

                  (e) Taxes: HME shall pay all sales and other taxes, duties or assessments with respect to the transfer of stock, assets and other rights described in Section 2 above which are imposed by any U.S., state or non-U.S. taxing authority, except Laserscope or its German affiliate shall pay any German value added tax (VAT) resulting from the sale of the LDB Assets, if applicable.

                  (f) Balance Sheet Review: As soon as possible after the date of this agreement, but not later than June 1, 1996, Laserscope's independent public accountants will review the balance sheets of HSI and LDB as of March 31, 1996, for the purpose of confirming that the balance sheet of HSI was prepared in accordance with U.S. generally accepted accounting principles on a going concern basis, and that the aggregate net worth of HSI and LDB, as reflected in such balance sheets, equaled or exceeded U.S.$11,500,000 as of March 31, 1996, based on the exchange rate in effect on such date. If the aggregate net worth of HSI and LDB as of March 31, 1996 based on such review is less than U.S.$11,000,000, the cash portion


                                      -4-
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of the purchase price to be paid to HME pursuant to Section 3(a) above shall be reduced by the amount of such deficit. In the event of any dispute concerning the aggregate net worth of HSI and the LDB arising under this Section 3(f), Laserscope and HME shall, at their joint expense, appoint an internationally known accounting firm to make a binding determination of the aggregate net worth of HSI and LDB as of March 31, 1996.

         4.       Representations and Warranties; Indemnification and Escrow:

                  (a) By Laserscope: In addition to any representations and warranties by Laserscope set forth in this agreement, Laserscope hereby makes the representations and warranties to HME which are set forth in the attached
Exhibit 4(a).

                  (b) By HME: In addition to any representations and warranties by HME set forth in this agreement, HME hereby makes the representations and warranties to Laserscope which are set forth in the attached Exhibit 4(b).

                  (c) Indemnification; Escrow:

                           (i) HME hereby agrees to indemnify and hold
Laserscope and its officers, directors, shareholders, affiliates, insurers, attorneys, agents, successors and assigns harmless from and against the following:

                                    (A) Any and all liabilities, losses,
damages, claims, costs and expenses of the LDB of any nature, whether absolute, contingent or otherwise, which Laserscope has not expressly agreed to assume or accept pursuant to the terms of this agreement;

                                    (B) Any and all liabilities, losses,
damages, claims, costs and expenses resulting from any misrepresentation or breach of any warranty in this agreement or in any written statement or certificate furnished or to be furnished by HME to Laserscope pursuant hereto;

                                    (C) Any and all liabilities, losses,
damages, claims, costs and expenses resulting from any breach or non-fulfillment of any covenant or agreement on the part of HME contained in this agreement or in the certificate delivered pursuant to Section 6(a)(ii) by HME to Laserscope pursuant hereto; and

                                    (D) Any and all actions, suits, proceedings,
demands, assessments or judgments, costs and expenses (including attorneys' fees) incident to any of the foregoing.

                           (ii) Laserscope hereby agrees to indemnify and hold
HME and its officers, directors, shareholders, affiliates, insurers, attorneys, agents, successors and assigns harmless from and against the following:

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

                                    (A) Any and all liabilities, losses,
damages, claims, costs and expenses arising out of or resulting from Laserscope's failure to perform its obligations to assume and accept the assignment of the LDB Assets and the LDB Liabilities, or the use by Laserscope or any of its affiliated persons (other than HME or any transferee of the Laserscope Shares) after the Closing of any of the LDB Assets, described in
Section 2(b) above;

                                    (B) Any and all liabilities, losses,
damages, claims, costs and expenses resulting from any misrepresentation or breach of any warranty by Laserscope contained in this agreement or in any written statement or certificate furnished or to be furnished by Laserscope to HME pursuant hereto;

                                    (C) Any and all liabilities, losses,
damages, claims, costs and expenses resulting from any breach or non-fulfillment of any covenant or agreement on the part of Laserscope or HSI contained in this agreement or in the certificate delivered pursuant to Section 6(b)(ii) by Laserscope to HME;

                                    (D) Notwithstanding any other provision
herein, any and all liabilities, losses, damages, claims, costs and expenses not reimbursed by insurance resulting from any product liability claims (whether based upon negligence, strict liability or any other legal theory) arising after the Closing and relating to products manufactured or sold by Laserscope, HSI or LDB at any time before or after the Closing; and

                                    (E) Any and all actions, suits, proceedings,
demands, assessments or judgments, costs and expenses (including attorneys' fees) incident to any of the foregoing.

                           (iii) In the event that at any time or from time to
time after the Closing a party entitled to indemnification hereunder (the "Indemnitee") shall sustain a loss of any nature whatsoever against which such Indemnitee is indemnified hereunder, such Indemnitee shall promptly notify the other party (the "Indemnitor") in writing of such loss so sustained, and the Indemnitor shall within ten (10) business days after such notice pay to the Indemnitee the amount of such loss so sustained, subject to its right to contest any claim which has not yet resulted in a loss, as hereinafter provided. The Indemnitee shall promptly notify the Indemnitor in writing of the existence of any actual or potential claim, demand or other matter involving liabilities to third parties to which the Indemnitor's indemnification obligations would apply and shall give the Indemnitor a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement satisfactory to the Indemnitee at the Indemnitor's expense and with counsel of the Indemnitor's selection (which counsel shall control the defense), provided that the Indemnitee shall at all times also have the right to participate fully in the defense at its own expense.

                                    (A) If the Indemnitee fails to provide
promptly the Indemnitor with written notice of any actual or potential claim, demand or other matter involving liabilities to third parties to which the indemnification provisions of this Section 4(c) relate, the Indemnitor shall not be liable for any harm, cost, expense or liability which directly results from or is a result of the Indemnitee's failure to deliver such prompt notice to the Indemnitor.

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                                    (B) If the Indemnitor shall, within a
reasonable time after said notice, fail to defend, the Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk and expense, of the Indemnitor. Except as provided in the preceding sentence, the Indemnitee shall not compromise or settle any claim or other matter without the prior written consent of the Indemnitor.

                                    (C) If the claim is one that cannot by its
nature be defended solely by the Indemnitor, the Indemnitee shall make available all information and assistance that the Indemnitor may reasonably request, provided that any associated out of pocket expenses shall be paid by the Indemnitor.

                                    (D) If the Indemnitor contests or challenges
any claim or action asserted against the Indemnitee for which indemnification is provided in this Section 4(c), it shall do so at its own cost and expense, holding the Indemnitee harmless from all costs, fees, expenses, debts, liabilities and charges in connection with such contest; shall diligently defend against any such claim; and shall hold the Indemnitee's business and assets free and harmless from any attachment, execution, judgment, lien or other legal process.

                          (iv) At the Closing, or as soon thereafter as
possible, Laserscope's transfer agent will deposit into escrow with the Chief Financial Officer of Laserscope ("Escrow Agent") a certificate representing 500,000 of the Laserscope Shares issuable to HME hereunder and a stock assignment in blank in respect of such shares signed by HME, upon the Escrow Agent's written agreement in the form of Exhibit 4(c)(iv) hereto to be bound by the terms of this agreement with respect to the escrowed shares. If the Escrow Agent has not received written notice of a claim for indemnification by Laserscope pursuant to this Section 4(c) within one year after the Closing, the Escrow Agent shall promptly release the certificate for the escrowed shares to HME. If Laserscope has made a claim or claims for indemnification under this
Section 4(c) within such one-year period, the Escrow Agent shall retain the certificate representing such shares until the Escrow Agent shall have received from Laserscope and HME joint instructions concerning disposition of the escrowed shares or the order of an arbitrator (selected by the parties pursuant to Section 8(g) below) directing the release of all or a portion of such shares to Laserscope or HME. The Escrow Agent will have no liability to Laserscope or HME for any actions taken in good faith. Laserscope and HME will each pay half of the expenses, if any, of the Escrow Agent. Any escrowed shares used to settle any claim under this Section 4 will be valued at the average of the closing prices of Laserscope Common Stock on Nasdaq over the five trading days immediately preceding the date on which the claim is settled.

                          (v) If HME notifies Laserscope within one year after
the Closing that it has a claim or claims for indemnification under this Section 4(c), and such claim has been resolved by Laserscope and HME or by an arbitrator (selected by the parties pursuant to Section 8(g) below), Laserscope shall issue up to 500,000 additional shares of Laserscope Common Stock to HME to compensate HME for the amount of such claim or claims. Such additional shares shall be entitled to the same rights and subject to the same restrictions as are applicable to the


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
Laserscope Shares. Any additional shares issued to HME to settle any claim under this Section 4(c) will be valued at the average of the closing prices of Laserscope Common Stock on Nasdaq over the five trading days immediately preceding the date on which the claim is settled.

                          (vi) In the absence of fraud, HME's liability to
Laserscope under Section 4(c)(i)(B) will be limited to the 500,000 Laserscope Shares placed in escrow as described in Section 4(c)(iv).

                          (vii) In the absence of fraud, Laserscope's liability
to HME under Section 4(c)(ii)(B) will be limited to the 500,000 additional shares of Laserscope Common Stock that may be issued in accordance with Section 4(c)(v).

                          (viii) In the event of fraud or any claim described in
this Section 4(c) (other than Section 4(c)(i)(B) or 4(c)(ii)(B)), the aggrieved party shall be entitled to all rights and remedies at law and in equity which may accrue to such party.

         5.       Covenants:

                  (a) Noncompetition: For a period of seven years after the Closing, HME and companies controlled by or under common control with Heraeus Holding (with the exception of the Heraeus dental business), will not develop, manufacture, service or sell hospital or physician office-based laser surgical systems or accessories. During the term of the Mounting Device License, and as a covenant thereunder, neither Laserscope nor any of its subsidiaries or affiliated persons will develop, manufacture, service or sell mounting device products based on the licensed technology outside of the United States. For seven years after the Closing, and as a covenant under the CVAC Sublicense, neither Laserscope nor any of its subsidiaries or affiliated persons will develop, manufacture, service or sell products based on the sublicensed technology, including CVAC, outside of the United States.

                  (b) Exclusive Negotiation: Prior to the Closing or termination of this agreement, whichever is sooner, HME will not engage in any discussions or negotiations with third parties concerning the sale of HSI, the LDB Assets or any of the other rights of Laserscope or HSI described in this agreement.

                  (c) Operation of Businesses: Prior to the Closing, Laserscope will conduct its business, and HME will conduct the LDB and HSI's business, in the ordinary course consistent with prior practices. In particular, during the period from the date of this agreement through and including the Closing, neither Laserscope, HSI nor HME will make any distribution or payment of cash or other assets to their shareholders (other than normal wages, benefits and expense reimbursements to employees). In addition, during the period from the date of this agreement through and including the Closing and other than in the ordinary course consistent with prior practices, HSI will not transfer any material assets, incur any material liabilities, materially shift the balance of inventory, cash and receivables as reflected in its March 31, 1996 balance sheet or enter into any material agreement.

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
                  (d) Information: Prior to the Closing, each party shall give the other party and the other party's authorized representatives reasonable access to such information as is necessary to prepare the proxy statement for Laserscope's shareholders and plan the integration of the businesses as contemplated by this agreement. Each party shall hold all documents and information furnished to it by the other in confidence in accordance with the Mutual Non-Disclosure Agreement between Laserscope and HSI dated June 14, 1995 (the "Non-Disclosure Agreement").

                  (e) Insurance: From and after the Closing, Laserscope shall maintain in effect U.S.$10,000,000 in product liability insurance to cover claims related to products sold by Laserscope and its subsidiaries and affiliated persons (subject to a $100,000 deductible), and directors' and officers' liability insurance of the type and in the amount customarily maintained by companies of similar size and similarly situated.

                  (f) Directors: Every member of the Laserscope Board of Directors designated for such position by HME shall be covered by the same insurance coverage as provided for the other members of such Board in their capacity as directors. In addition, Laserscope shall reimburse HME for the reasonable expenses of such Board members in attending Laserscope Board meetings and fulfilling their duties as directors, up to a maximum of $25,000 per year.

                  (g) Standstill: For a period of seven years after the Closing, neither HME nor Heraeus Holding nor any other company controlled by Heraeus Holding will acquire any additional shares of Laserscope Common Stock or any rights, options or warrants to purchase additional Laserscope Common Stock without the approval of Laserscope's Board of Directors. HME shall not sell or otherwise transfer more than 1,000,000 Laserscope Shares to any person (after aggregating all Laserscope Shares held by such person's affiliates), unless such person (and its affiliates) shall agree to the restrictions set forth in this
Section 5(g); provided that with respect to such persons, such restrictions shall terminate on the third anniversary of the Closing.

                  (h) Lockup: HME shall not sell, transfer or pledge any of the Laserscope Shares (except to Laserscope as provided in Section 4(c)(iv)) for a period of one year from the Closing Date.

                  (i) Number of Directors: One year after the Closing, Laserscope shall reduce its authorized number of directors from eight to seven. For so long after such anniversary as HME owns at least 3,300,000 shares of Laserscope Common Stock, Laserscope shall use its best efforts to have three nominees of HME elected to the Board. For so long after such anniversary as HME owns at least 1,600,000 shares of Laserscope Common Stock, Laserscope shall use its best efforts to have two nominees of HME elected to the Board. For so long after such anniversary as HME owns at least 600,000 shares of Laserscope Common Stock, Laserscope shall use its best efforts to have one nominee of HME elected to the Board, and Laserscope shall not increase, or ask its shareholders to increase, the number of directors beyond seven without the prior consent of HME.

                  (j) Issuances of Capital Stock: Prior to the Closing, Laserscope shall not without obtaining the prior written consent of HME: (A) issue and sell more than $3,000,000 of its capital stock (excluding sales upon exercise of employee, director or consultant stock options); (B) grant options to purchase more than 150,000 shares of Laserscope Common Stock to employees and directors of, and consultants to Laserscope; and (C) grant options to purchase more than one million shares of Laserscope Common Stock to employees and directors of, and consultants to Laserscope or HSI effective upon the Closing, not more than 200,000 of which shall be granted to Laserscope's executive officers listed in Laserscope's Form 10-K for the year ended December 31, 1995, or any of them.

                  (k) Registration Rights: At the Closing, Laserscope will grant to HME the registration rights set forth in the attached Exhibit 5(k).

         6. Closing Conditions: The obligations of Laserscope and HME to complete the transactions contemplated by this agreement are subject to the following conditions:

                  (a) Laserscope Closing Conditions:

                           (i) Laserscope shall have received shareholder
approval for the transactions contemplated by this agreement, including the issuance of Laserscope Common Stock to HME, in accordance with applicable law, and Laserscope shall use its best efforts to obtain such shareholder approval.

                           (ii) HME shall have delivered to Laserscope a
certificate signed by its General Manager that all obligations to be performed by HME have been performed and the representations and warranties of HME are still complete and correct as of the Closing.

                           (iii) HME shall have delivered to Laserscope an
opinion of its legal counsel in form reasonably acceptable to counsel for Laserscope.

                           (iv) HME shall have furnished to Laserscope a
properly executed "FIRPTA" certificate satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3) in form and substance reasonably satisfactory to Laserscope to the effect that the shares of HSI capital stock acquired hereunder do not constitute "United States real property interests" within the meaning of Section 897(c) of the Internal Revenue Code.

                           (v) Each of Laserscope and HME shall have obtained
the consent of any government authorities and third parties necessary for it to complete the transactions contemplated by this agreement.

         (b) HME Closing Conditions:

                  (i) Three representatives of HME shall have been elected to Laserscope's Board of Directors, with the total number of directors after such election being eight.

                  (ii) Laserscope shall have delivered to HME a certificate signed by its President that all obligations to be performed by Laserscope have been performed and the representations and warranties of Laserscope are still complete and correct as of the Closing.

                  (iii) Laserscope shall have delivered to HME an opinion of its legal counsel in form reasonably acceptable to counsel for HME.

                  (iv) Each of Laserscope and HME shall have obtained the consent of any government authorities and third parties necessary for it to complete the transactions contemplated by this agreement.

         7.       Closing:

                  (a) The closing of the transactions contemplated by this agreement ("Closing") shall take place on or before August 31, 1996 (the "Closing Date") at the offices of Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025, or at such other time, date or place as Laserscope and HME may agree.

                  (b) At the Closing, Laserscope and HME shall each provide to the other the payments, stock certificates and other closing documents listed in this agreement.

                  (c) This agreement may be terminated by either party if the other party has breached a material provision of this agreement and has not corrected such failure within thirty days after receipt of written notice describing such breach. Such termination shall not limit any remedies the nondefaulting party may have against the defaulting party for such breach. This agreement may also be terminated by either party in writing if every condition to Closing in Section 6 above is not either satisfied or waived, and Closing does not occur, by August 31, 1996.

         8.       General Provisions:

                  (a) This agreement shall be governed by the laws of California.

                  (b) This agreement represents the entire agreement between Laserscope and HME with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter (except for the Non-Disclosure Agreement).

                  (c) All notices pursuant to this agreement shall be in writing and shall be sent to the other party simultaneously by fax and air express at the address first set forth above or such other address as either party may from time to time notify the other, and shall be deemed effective upon receipt.

                  (d) Upon signing of this agreement Laserscope and HME will issue a joint press release in form satisfactory to each of them concerning their relationship.

                  (e) This agreement shall benefit and be binding upon the successors and assigns of Laserscope and HME.

                  (f) The representations and warranties of Laserscope and HME hereunder shall survive the Closing and for a period of one year thereafter.

                  (g) If either party claims that the other has made any breach, or disputes any claim under any indemnity, hereunder, it shall promptly provide the other party with a detailed written description of such alleged breach. Within fifteen days after receipt of such description by the other party, the President of Laserscope and the General Manager of HME shall meet in New York City or other mutually agreed location to attempt to resolve such claim. If such claim has not been resolved as of the conclusion of such meeting, either party may submit such claim for resolution by arbitration in Santa Clara County, California before a single arbitrator in accordance with the Rules of the American Arbitration Association (except that the rules of discovery set forth in the California Code of Civil Procedure shall apply in lieu of any in such Rules). The fees and expenses for such arbitrator shall be divided and paid equally by Laserscope and HME, but the prevailing party shall be entitled to recover its attorney's fees and other costs incurred in connection with the arbitration from the other party. The decision of the arbitrator with respect to such claim or claims shall be final and binding on Laserscope and HME without right of further appeal.

                  (h) References in this agreement to numbers of shares shall be adjusted to reflect any stock splits, reverse stock splits, combinations, reorganizations and similar transactions which Laserscope or HSI may experience.

LASERSCOPE                          HERAEUS MED GmbH


By: /s/ Robert V. McCormick                  By:  /s/ Thomas Ihlenfeldt
    -----------------------------                 ---------------------------

Name:   Robert V. McCormick                  Name:  Thomas Ihlenfeldt
       --------------------------                  --------------------------

Title: President & CEO                       Title: Managing Director
       --------------------------                  --------------------------